Exhibit 3.42(c)
FILED In the Office of the Secretary of State of Texas JUN 282007 CERTIFICATE OF MERGER Corporations Section OF A TEXAS IJIMLTED LIABILITY COMPANY GOVERNED BY THE TEOC AND A TEXAS LIMITED PARTNERSHIP GOVERNED BY THE TRLPA The undersigned Texas limited liability company and Texas limited partnership have prepared and executed, and hereby file, the following Certificate of Merger in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code and Article 2 of the Texas Revised Limited partnership Act. 1. Constituent Entities. The name, organizational form, state of organization, governing statute and file number issued by the secretary of state for each organization that is a party to the merger are as follows: (a) Redi-Mix Subsidiary, LLC, a Texas limited liability company governed by the Texas Business Organizations Code, file no. 800835920 (the “jjQ”). The LLC will survive the merger. (b) Redi-Mix, L.P., a Texas limited partnership governed by the Texas Revised Limited Partnership Act, file no. 11990210 (the “Partnership”). The Partnership will not survive the merger. 2. Plan of Merger. (a) A plan of merger has been approved and authorized by the constituent entities participating in the merger by all action required by the laws of Texas and their governing documents. (b) An executed plan of merger is on file at the principal place of business of the LLC, the surviving entity in the merger, which is at 1445 MacArthur Drive, Ste. 136, Carroliton, TX 75007. (c) A copy of the plan of merger will be furnished by the LLC, on written request and without cost, to any member or partner of the LLC or the Partnership. (d) The Partnership has complied with the provisions of its partnership agreement regarding furnishing partners copies or summaries of the plan of merger or notices regarding the merger. 3. Certificate of Formation. No amendments or changes will be made to the LLC’s Certificate of Formation as the surviving entity in the merger. 4. Franchise Taxes. The LLC, as the surviving entity, will be responsible for the payment of all applicabLe fees and franchise taxes, if any, of the Partnership and will be obligated to pay and will pay such fees and taxes if the same are not timely paid.

5. Effeetiveuess of Filiuig: This document becomes effective at a later date and time, which is not more than ninety (90) days from the date of signing. The delayed effective date and time is 1:00 pm on June 30, 2007. Executed this 2ñay of ci Vt 2007. REDI-MIX SUBSIDIARY, LLC By: Name: ft’i. i4WJtVfll.fl Title: V fte,dt REDI-MIX, LI’. By: REDI-MIX MANAGEMENT, INC., its general partner By: Name; (ff ftt UvtkervRv’ — Title: xht.e L4esvkenk